Exhibit 99.1

ENACT REPORTS SECOND QUARTER 2023 RESULTS

GAAP Net Income of $168 million, or $1.04 per diluted share

Adjusted Operating Income of $178 million, or $1.10 per diluted share

Return on Equity of 15.5% and Adjusted Operating Return on Equity of 16.4%

Record Primary Insurance-in-Force of $258 billion, a 9% increase from second quarter 2022

PMIERs Sufficiency of 162% or $1,958 million

Book Value Per Share of $27.31 and Book Value Per Share excluding AOCI of $29.46

Company now expects total capital returned to shareholders of $300 million for 2023

Raleigh, NC, August 1, 2023 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the second quarter of 2023.

“We delivered very strong results in the second quarter, as strong new business production supported by elevated persistency drove record insurance in force while favorable credit performance and expense efficiency drove solid earnings and returns,” said Rohit Gupta, President and CEO of Enact. “We executed against all aspects of our strategy, enhancing our platform, managing our risk, maintaining robust capital buffers, and delivering on our commitment to return capital to shareholders. Looking forward, we’re well positioned to continue to serve our customers, drive responsible growth in our insured portfolio, and create long-term value.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	2Q23	1Q23	2Q22
Net Income (loss)	$168	$176	$205
Diluted Net Income (loss) per share	$1.04	$1.08	$1.25
Adjusted Operating Income (loss)	$178	$176	$205
Adj. Diluted Operating Income (loss) per share	$1.10	$1.08	$1.26
NIW ($B)	$15	$13	$17
Primary IIF ($B)	$258	$253	$238
Persistency	84%	85%	80%
Net Premiums Earned	$239	$235	$237
Losses Incurred	$(4)	$(11)	$(62)
Loss Ratio	(2)%	(5)%	(26)%
Operating Expenses	$55	$54	$61
Expense Ratio	23%	23%	26%
Net Investment Income	$51	$45	$36
Net Investment gains (losses)	$(13)	$(0)	$(0)
Return on Equity	15.5%	16.8%	20.1%
Adjusted Operating Return on Equity	16.4%	16.7%	20.2%
PMIERs Sufficiency ($)	$1,958	$2,098	$2,047
PMIERs Sufficiency (%)	162%	164%	166%

Second Quarter 2023 Financial and Operating Highlights

•

Net income was $168 million, or $1.04 per diluted share, compared with $176 million, or $1.08 per diluted share, for the first quarter of 2023 and $205 million, or $1.25 per diluted share, for the second quarter of 2022.

•

Adjusted operating income was $178 million, or $1.10 per diluted share, compared with $176 million, or $1.08 per diluted share, for the first quarter of 2023 and $205 million, or $1.26 per diluted share, for the second quarter of 2022.

•

New insurance written (NIW) was $15 billion, up 15% from $13 billion in the first quarter of 2023 driven in part by higher originations in the current quarter and down 14% from the prior year primarily driven by lower mortgage originations year-over-year. NIW for the current quarter was comprised of 98% monthly premium policies and 98% purchase originations.

•	Primary Insurance-In-Force was a record $258 billion, up 2% from $253 billion in the first quarter of 2023 and up 9% from $238 billion in the second quarter of 2022.

•

Persistency was 84%, down from 85% in the first quarter of 2023 and up from 80% in the second quarter of 2022. Persistency has remained elevated, driven by high mortgage rates and approximately 1% of our portfolio with rates 50 basis points above current market rates.

•

Net premiums earned were $239 million, up 1% from $235 million in the first quarter of 2023 and up from $237 million in the second quarter of 2022. Net premiums increased as a result of insurance in-force growth, partially offset by the lapse of older, higher priced policies. Net earned premium yield was down from the first quarter of 2023 and the second quarter of 2022, as a result of the continued lapse of older, higher priced policies and lower single premium cancellations as compared to the second quarter of 2022.

•

Losses incurred for the second quarter of 2023 were $(4) million and the loss ratio was (2)%, compared to $(11) million and (5)%, respectively, in the first quarter of 2023 and $(62) million and (26)%, respectively, in the second quarter of 2022. The sequential and year-over-year increase was driven by a reserve release of $63 million primarily driven by cure performance above our original expectations on 2020 through first-half 2022 delinquencies as compared to a net reserve release of $70 million in the first quarter of 2023 and $96 million in the second quarter of 2022.

•	The delinquency rate at quarter end was 1.86%, compared to 1.93% as of March 31, 2023, and 2.06% as of June 30, 2022.

•

Operating expenses in the current quarter were $55 million and the expense ratio was 23%, compared to $54 million and 23%, respectively, in the first quarter of 2023 and $61 million and 26%, respectively in the second quarter of 2022. The year-over-year decrease was driven in part by the impact of our cost reduction initiatives, including the impact from our previously announced renegotiated shared services agreement with Genworth and our voluntary separation program executed in the fourth quarter of 2022.

•

Net investment income was $51 million, up from $45 million for the first quarter of 2023 and up from $36 million in the second quarter of 2022, driven by rising interest rates and higher average invested assets.

•	Net investment loss was up $13 million as we identified assets that upon selling generated an opportunity to recoup losses through higher net investment income over the next couple of years.

•

Annualized return on equity for the second quarter of 2023 was 15.5% and annualized adjusted operating return on equity was 16.4%. This compares to first quarter 2023 results of 16.8% and 16.7%, respectively, and to second quarter 2022 results of 20.1% and 20.2%, respectively.

Capital and Liquidity

•	We now expect total 2023 capital return to shareholders of $300 million as compared to at least $250 million as previously announced.

•

We are pleased to note that we successfully launched Enact Re, Ltd. (Enact Re), a subsidiary of EMICO that expands our franchise through access to new business opportunities consisting primarily of GSE credit risk transfer. We expect Enact Re to create shareholder value in the long-term while preserving our dividend capacity.

•	Enact Re is a Bermuda-based subsidiary of EMICO that is fully licensed by Bermuda Monetary Authority and GSE approved as a non-exclusive reinsurer.

•	A.M. Best has assigned an A- rating to Enact Re and EMICO.

•

EMICO has initially contributed $250 million to Enact Re, which serves as re-allocation of capital that will be used to support an initial 7.5% quota share of in-force business and 2023 NIW from EMICO.

•	We expect Enact Re to have a minimal impact on Enact’s expense structure.

•	The quota share agreement with EMICO has provided the scale and efficiency to support our strong ratings and opportunities to pursue third-party risk on attractive terms.

•	To date, Enact Re has participated in two Fannie Mae Credit Risk Transfer (“CRT”) transactions and one Freddie Mac transaction.

•

We executed a quota share reinsurance transaction with a panel of reinsurers that will cede approximately 13% of current and expected new insurance written for the 2023 book year which provides up to $1.8 billion of ceded RIF. Enact will receive a ceding commission equal to 20% of ceded premiums, as well as a profit commission of up to 55% of ceded premiums, reduced by any losses ceded under the agreement.

•

PMIERs sufficiency was 162% and $1,958 million above the PMIERs requirements, compared to 164% and $2,098 million above the PMIERs requirements in the first quarter of 2023. PMIERs sufficiency for the quarter decreased slightly as a result of NIW partially offset by lapse.

•	We announced an increase to our quarterly dividend from $0.14 to $0.16 per share that was paid during the quarter.

•

Enact Holdings, Inc. held $207 million of cash and $254 million of invested assets as of June 30, 2023. Combined cash and invested assets increased $67 million from the prior quarter, primarily due to EMICO’s distribution that will be used to support our ability to return capital to shareholders and bolster financial flexibility partially offset by our share buyback program and our second quarter common dividend.

•

Fitch Ratings (“Fitch”) upgraded the Insurer Financial Strength rating for EMICO to A- from BBB+. Fitch also upgraded Enact’s senior debt rating to BBB- which marks the second major rating agency to assign Enact’s senior debt an investment grade rating. The outlook for both ratings is stable.

Recent Events

•

During the quarter, repurchases under our share repurchase program totaled $41 million. Through July 28, 2023, we have made $71 million in repurchases authorized under our existing share repurchase program.

•	Recently, the Company’s Board of Directors approved a new share repurchase program with authorization to purchase up to $100 million of common stock.

Conference Call and Financial Supplement Information

This press release, the second quarter 2023 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss second quarter financial results in a conference call tomorrow, Wednesday, August 2, 2023, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast also will be archived on the Company’s website for one year.

About Enact

Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders’ businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the

United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion

This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share,” and “adjusted operating return on equity.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended June 30, 2023 and 2022, as well as for the three months ended March 31, 2023.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	2Q23	1Q23	2Q22

REVENUES:
Premiums	$238,520	$235,108	$237,386
Net investment income	50,915	45,341	35,776
Net investment gains (losses)	(13,001)	(122)	(381)
Other income	1,088	612	760

Total revenues	277,522	280,939	273,541

LOSSES AND EXPENSES:
Losses incurred	(4,070)	(10,984)	(61,563)
Acquisition and operating expenses, net of deferrals	51,887	51,705	58,201
Amortization of deferred acquisition costs and intangibles	2,645	2,640	3,230
Interest expense	12,913	13,065	12,786

Total losses and expenses	63,375	56,426	12,654

INCOME BEFORE INCOME TAXES	214,147	224,513	260,887
Provision for income taxes	46,127	48,525	56,152

NET INCOME	$168,020	$175,988	$204,735

Net investment (gains) losses	13,001	122	381
Costs associated with reorganization	41	(583)	104
Taxes on adjustments	(2,739)	97	(102)

Adjusted Operating Income	$178,323	$175,624	$205,118

Loss ratio (1)	(2)%	(5)%	(26)%
Expense ratio (2)	23%	23%	26%
Earnings Per Share Data:
Net Income per share
Basic	$1.04	$1.08	$1.26
Diluted	$1.04	$1.08	$1.25
Adj operating income per share
Basic	$1.11	$1.08	$1.26
Diluted	$1.10	$1.08	$1.26
Weighted-average common shares outstanding
Basic	161,318	162,442	162,842
Diluted	162,171	163,179	163,225

(1)	The ratio of losses incurred to net earned premiums.
(2)

The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the three month periods ended June 30, 2023, March 31, 2023, and June 30, 2023.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	2Q23	1Q23	2Q22
Investments:
Fixed maturity securities available-for-sale, at fair value	$4,915,039	$4,929,627	$4,909,362
Short term investments	10,849	2,185	—

Total investments	4,925,888	4,931,812	4,909,362

Cash and cash equivalents	691,416	621,621	583,947
Accrued investment income	37,726	35,945	33,103
Deferred acquisition costs	25,843	25,954	26,689
Premiums receivable	43,525	42,005	41,036
Deferred tax asset	80,363	107,868	98,695
Other assets	119,099	77,026	67,601

Total assets	$5,923,860	$5,842,231	$5,760,433

Liabilities and Shareholders’ Equity
Liabilities:
Loss reserves	$490,203	$501,427	$558,894
Unearned premiums	174,561	188,680	224,781
Other liabilities	139,100	112,043	154,656
Long-term borrowings	744,100	743,460	741,602

Total liabilities	1,547,964	1,545,610	1,679,933

Equity:
Common stock	1,602	1,619	1,628
Additional paid-in capital	2,324,527	2,362,281	2,377,042
Accumulated other comprehensive income	(345,243)	(320,242)	(293,027)
Retained earnings	2,395,010	2,252,963	1,994,857

Total equity	4,375,896	4,296,621	4,080,500

Total liabilities and equity	$5,923,860	$5,842,231	$5,760,433

Book value per share	$27.31	$26.53	$25.06
Book value per share excluding AOCI	$29.46	$28.51	$26.86

U.S. GAAP ROE (1)	15.5%	16.8%	20.1%
Net investment (gains) losses	1.2%	0.0%	0.0%
Costs associated with reorganization	0.0%	-0.1%	0.0%
Taxes on adjustments	(0.3)%	0.0%	0.0%
Adjusted Operating ROE(2)	16.4%	16.7%	20.2%

Debt to Capital Ratio	15%	15%	15%

(1)	Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2)	Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity